SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported), July 22, 2004

MANUGISTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-22154	52-1469385

(Commission File Number No.)	(IRS Employer Identification No.)

9715 Key West Avenue
Rockville, Maryland 20850

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(301) 255-5000

Item 5. Other Events and Regulation FD Disclosure

The Board of Directors of Manugistics Group, Inc. (the “Company”) appointed Joseph L. Cowan as Chief Executive Officer of the Company effective July 22, 2004. Gregory J. Owens currently continues as a full-time employee of the Company to assist Mr. Cowan with the transition. Mr. Owens remains as Chairman of the Board of the Company.

From November 2002 through December 2003, Mr. Cowan, age 55, served as President and Chief Executive Officer of EXE Technologies, a leading supplier of work management software and supply chain process management software. Prior to EXE Technologies, Mr. Cowan served as President and Chief Executive Officer at Invensys Automation & Information Systems/Wonderware, a provider of enterprise resource planning and supply chain solutions, where he held increasing levels of responsibility from 1993 to 2003.

The Board of Directors of the Company also has announced its intention to appoint Mr. Cowan to serve as a director of the Company immediately following the adjourned annual meeting of shareholders, which will be held on August 19, 2004.

Employment Agreement

On July 22, 2004, the Company entered into an employment agreement with Mr. Cowan, which is filed as Exhibit 99.1 hereto and the terms of which are incorporated herein, under which he is serving as Chief Executive Officer. The agreement has a term that runs through July 31, 2006 (with provision for extensions). The agreement provides a base salary of $400,000, a bonus potential of equal amount, and certain specified fringe benefits, together with the potential for severance payments upon a termination without “cause” or resignation for “good reason” (both as defined in the agreement). The agreement requires compliance with noncompetition and other restrictive covenants.

Grant of Stock Options and Restricted Stock

As part of Mr. Cowan’s employment package, on July 22, 2004, the Company granted Mr. Cowan an option for 1 million shares of common stock (exercisable immediately as to 250,000 shares and exercisable for the remainder ratably over five years) and 200,000 shares of restricted stock (vesting on January 1, 2006), and also promised to grant an additional option for 1 million shares in January 2005 (vesting over time, but with credit from his employment date) and an additional restricted stock grant for 133,000 shares at the same time (and vesting on January 1, 2006). The equity grants are subject to Compensation Committee approval (which has already occurred) and the Company’s 1998 option plan and will require continued service, absent certain conditions for acceleration of vesting.

Item 7. Exhibits

(c) Exhibit 99.1 Employment Agreement dated July 22, 2004 between Manugistics Group, Inc. and Joseph L. Cowan, Chief Executive Officer

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANUGISTICS GROUP, INC. (Registrant)
Dated: July 27, 2004	By:	/s/ Raghavan Rajaji
Raghavan Rajaji
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement between Manugistics Group, Inc. and Joseph L. Cowan, dated July 22, 2004